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                  CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES
                   AND EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                 For the twelve months ended June 30, 1995
                                (Unaudited)




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                                                             (In thousands,
                                                              except ratios)
                                                             ----------------

Earnings                                                       $    45,785
Income taxes                                                        21,126
                                                               -----------
   Earnings from continuing operations before income taxes          66,911
                                                               -----------

Fixed charges
  Interest, long-term debt                                          23,767
  Interest, other (including interest on short-term debt)            3,367
  Amortization of debt expense, premium, net                         1,218
  Portion of rentals representative of an interest factor              693
                                                               -----------
      Total fixed charges                                           29,045
                                                               -----------

        Earnings from continuing operations before
          income taxes and fixed charges                       $    95,956
                                                               -----------

        Ratio of earnings to fixed charges                            3.30x
                                                               ===========


Fixed charges from above                                       $    29,045
Preferred stock dividends *                                          2,955
                                                               -----------
    Total fixed charges and preferred stock dividends          $    32,000
                                                               -----------

        Ratio of earnings to combined fixed charges and
          preferred stock dividends                                   3.00x
                                                               ===========

* Preferred stock dividends multiplied by the ratio of pretax income to net income.

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